Exhibit 99.6

October 28, 2025

C&K Group Limited

Flat 3309-11, 33/F, Tower 5,

The Gateway, No. 15 Canton Road

Tsim Sha Tsui, Kowloon, Hong Kong

Dear Madams/Sirs,

1. We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 3 below). Only for the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2. We act as the PRC counsel to C&K Group Limited(the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of Class A Ordinary Shares (the “Shares”)of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Shares on the Nasdaq Capital Market (the “Nasdaq”).

3. The following terms as used in this Opinion are defined as follows:

“Article 4 of Personal Information Protection Law” means Article 4 of the Personal Information Protection Law, which stipulates as follows:

Personal information refers to all kinds of identified or identifiable information related to natural persons that are electronically or otherwise recorded, excluding the information that has been anonymized.

The processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion, etc. of personal information.

“CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会).

“Measures for Cybersecurity Review” means the Cybersecurity Review Measure jointly promulgated by the Cyberspace Administration of China (the “CAC”), together with other authorities on December 28, 2021, which became effective on February 15, 2022.

“Governmental Authorization” means any approval, consent, permit, authorization, filing, registration, qualification and license required by the applicable PRC Laws (as defined below) to be obtained from any PRC Authorities (as defined below). “Governmental Authorizations” shall be construed accordingly.

“Overseas Listing Trial Measures” means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies ( 《境内企业境外发行证券和上市管理试行办法》) and five relevant supporting guidelines issued by the CSRC on February 17, 2023, which became effective on March 31, 2023.

“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Personal Information Protection Law” means the Personal Information Protection Law promulgated by the Standing Committee of the National People’s Congress on August 20, 2021, which became effective on November 1, 2021.

“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

4. We have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”). In reviewing the Documents and for the purpose of this Opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws;

(10)	that this opinion is limited to matters of the PRC Laws effective as of the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction; and

(11)	Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Authorities and representatives of the Company, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified our opinion with regard to such facts as “to the best of our knowledge” or similar language such as “to the best of our knowledge after due and reasonable inquiries” without further independent investigation.

5. Based on the foregoing and subject to the disclosures contained in the Prospectus and the qualifications set out below, we are of the opinion that，as of the date hereof, so far as PRC Laws are concerned:

(1)	On February 17, 2023, the CSRC issued the Overseas Listing Trial Measures. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either by direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. The Overseas Listing Trial Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by PRC domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, fulfil the filing procedure with the CSRC.

(2)	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, during 2023, 2024 and as of the date of this Opinion, (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is it controlled by any mainland Chinese company or individual directly or indirectly; (ii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; (iii) the Company and its subsidiary do not have any business operations in mainland China; (iv) the main parts of the Company’s business activities are conducted in Hong Kong, not mainland China and its main place of business is located in the Hong Kong, not mainland China; (v) all of the Company’s shareholders and senior managers in charge of operation and management of the Company are not PRC citizens and are not domiciled in mainland China.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to complete the filing procedures with the CSRC to conduct its operations and the Offering (including offering securities to foreign investors). However, there remains uncertainty as to how the Overseas Listing Trial Measures will be interpreted or implemented in the context of an overseas offering and our opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the Overseas Listing Trial Measures, and we cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the Overseas Listing Trial Measures in writing or orally and require such filing for the Offering.

(3)	Given that (i) the Measures for Cybersecurity Review provides that network platform operators and operators of critical information infrastructure shall subject to cybersecurity review under certain circumstances; (ii) the Article 4 of Personal Information Protection Law clearly defines personal information; To the best of our knowledge after due inquiry and as confirmed by the Company, during 2023, 2024 and as of the date of this Opinion, (i) the Company and its subsidiary possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, (ii) neither the Company nor its subsidiary is recognized as an “operator of critical information infrastructure” by any PRC Authorities; (iii) neither the Company nor its subsidiary have been involved in any investigations initiated by the CAC, or received any inquiry, notice, warning, or sanction in such respect.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to obtain permission from the CAC, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

6. This Opinion is subject to the following qualifications:

(1)	We are not qualified to issue legal opinion on the matters relating to the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(2)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the addressee hereof. According to the Administrative Measures on the Engagement of Law Firms for Securities Services issued by the Ministry of Justice of the PRC and the CSRC on March 9, 2007, the same law firm shall not concurrently issue legal opinions for the issuer and underwriters for the same securities issue. So under no circumstances shall the underwriters be permitted to use or rely on any statement of opinion or fact set out in the Opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name on the cover page, and under the captions “Prospectus Summary,” “Risk Factors” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours Sincerely,

Commerce & Finance Law Offices

/s/ Commerce & Finance Law Offices

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